EXHIBIT 23.0

                                 James P. Gately
                           Certified Public Accountant
                                Orlando, Florida






To the Board of Directors of
GLINT CORPORATION





         James P. Gately, a certified public accountant, does hereby consent to the use of his opinion dated July 17, 2000, in connection with the SB-2 Registration Statement and Prospectus as filed with the Securities and Exchange Commission, and to the filing of a copy thereof as an exhibit thereto. We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.


                                                          /s/Gately & Associates
                                                            GATELY & Associates




Dated:   August 25, 2000